April 22, 2021 Q1 2021 Supplemental Information

Non-GAAP Disclaimer The financial results disclosed in this presentation include certain measures calculated and presented in accordance with GAAP. In addition to the GAAP results included in this presentation, Knowles has presented supplemental, non-GAAP gross profit, earnings before interest and income taxes, adjusted earnings before interest and income taxes, non-GAAP diluted earnings per share, and free cash flow to facilitate evaluation of Knowles’ operating performance. These non-GAAP financial measures exclude certain amounts that are included in the most directly comparable GAAP measure. In addition, these non-GAAP financial measures do not have standard meanings and may vary from similarly titled non-GAAP financial measures used by other companies. Knowles believes that non-GAAP measures are useful as supplements to its GAAP results of operations to evaluate certain aspects of its operations and performance, and its management team primarily focuses on non-GAAP items in evaluating Knowles’ performance for business planning purposes. Knowles believes that these measures assist it with comparing its performance between various reporting periods on a consistent basis, as these measures remove from operating results the impact of items that, in Knowles’ opinion, do not reflect its core operating performance. Knowles believes that its presentation of these non-GAAP financial measures is useful because it provides investors and securities analysts with the same information that Knowles uses internally for purposes of assessing its core operating performance. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the reconciliation tables included in the first quarter 2021 earnings release. 2

Q1 '21 Financial Results (continuing operations) Quarter over year ago period Q1FY21 Q4FY20 Q1FY20 Revenues $201.0 million $243.2 million $163.1 million Gross profit $78.0 million $92.0 million $56.2 million Non-GAAP gross profit $78.4 million $92.5 million $58.2 million Diluted earnings (loss) per share $0.13 $0.32 ($0.14) Non-GAAP diluted earnings per share $0.29 $0.41 $0.03 3

*Projections as of 4/22/21; Q2 2021 GAAP results are expected to include approximately $0.06 per share in stock-based compensation and $0.03 per share in amortization of intangibles and debt discount. Q2 '21 Projections (continuing operations)* GAAP Adjustments Non-GAAP Revenues $185 million - $205 million — $185 million - $205 million Gross margin 38.5% - 40.5% 0.5% 39.0% - 41.0% EPS (diluted) $0.14 - $0.20 $0.09 $0.23 - $0.29 4

Historical Segment Data

Audio / Precision Devices

(Cont. Ops.; in $ millions)

	Audio					Precision Devices				
	Quarter Ended					Quarter Ended				
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Revenues	$ 163.1	$ 201.8	$ 164.8	$ 104.5	$ 120.1	$ 37.9	$ 41.4	$ 41.0	$ 47.7	$ 43.0
Gross profit	$ 64.8	$ 77.4	$ 58.9	$ 30.0	$ 40.6	$ 13.7	$ 15.1	$ 16.7	$ 18.3	$ 16.1
Stock-based compensation expense	0.2	0.3	0.3	0.3	0.3	0.1	—	—	—	0.1
Restructuring charges	—	—	—	0.9	1.4	—	—	—	(0.1)	—
Production transfer costs	—	—	—	—	—	—	0.1	—	—	0.1
Non-GAAP gross profit	$ 65.0	$ 77.7	$ 59.2	$ 31.2	$ 42.3	$ 13.8	$ 15.2	$ 16.7	$ 18.2	$ 16.3
Non-GAAP gross profit as % of revenues	*39.9%*	*38.5%*	*35.9%*	*29.9%*	*35.2%*	*36.4%*	*36.7%*	*40.7%*	*38.2%*	*37.9%*
Research and development expenses	$ 20.9	$ 20.3	$ 19.5	$ 21.0	$ 23.8	$ 2.4	$ 2.0	$ 2.1	$ 1.1	$ 1.5
Stock-based compensation expense	(1.5)	(1.2)	(1.2)	(1.4)	(2.4)	—	—	—	—	—
Intangibles amortization expense	(1.5)	(1.3)	(1.4)	(1.4)	(1.4)	—	—	—	—	—
Non-GAAP research and development expenses	$ 17.9	$ 17.8	$ 16.9	$ 18.2	$ 20.0	$ 2.4	$ 2.0	$ 2.1	$ 1.1	$ 1.5
Non-GAAP research and development expenses as % of revenues	*11.0%*	*8.8%*	*10.3%*	*17.4%*	*16.7%*	*6.3%*	*4.8%*	*5.1%*	*2.3%*	*3.5%*
Selling and administrative expenses	$ 13.4	$ 12.4	$ 14.0	$ 15.3	$ 20.2	$ 7.0	$ 7.6	$ 6.7	$ 6.1	$ 7.6
Stock-based compensation expense	(1.4)	(0.7)	(0.7)	(1.1)	(0.7)	(0.7)	(0.3)	(0.2)	(0.2)	—
Intangibles amortization expense	(1.3)	(1.3)	(1.3)	(1.3)	(1.2)	(0.5)	(0.6)	(0.6)	(0.5)	(0.7)
Other	(0.4)	(0.4)	(0.4)	—	—	—	—	—	—	—
Non-GAAP selling and administrative expenses	$ 10.3	$ 10.0	$ 11.6	$ 12.9	$ 18.3	$ 5.8	$ 6.7	$ 5.9	$ 5.4	$ 6.9
Non-GAAP selling and administrative expenses as % of revenues	*6.3%*	*5.0%*	*7.0%*	*12.3%*	*15.2%*	*15.3%*	*16.2%*	*14.4%*	*11.3%*	*16.0%*
Operating expenses	$ 34.5	$ 32.2	$ 41.1	$ 42.3	$ 46.7	$ 9.4	$ 9.6	$ 8.9	$ 7.3	$ 9.1
Stock-based compensation expense	(2.9)	(1.9)	(1.9)	(2.5)	(3.1)	(0.7)	(0.3)	(0.2)	(0.2)	—
Intangibles amortization expense	(2.8)	(2.6)	(2.7)	(2.7)	(2.6)	(0.5)	(0.6)	(0.6)	(0.5)	(0.7)
Impairment charges	—	—	(7.6)	—	—	—	—	—	—	—
Restructuring charges	(0.2)	0.5	—	(6.0)	(2.7)	—	—	(0.1)	(0.1)	—
Other	(0.4)	(0.4)	(0.4)	—	—	—	—	—	—	—
Non-GAAP operating expenses	$ 28.2	$ 27.8	$ 28.5	$ 31.1	$ 38.3	$ 8.2	$ 8.7	$ 8.0	$ 6.5	$ 8.4
Non-GAAP operating expenses as % of revenues	*17.3%*	*13.8%*	*17.3%*	*29.8%*	*31.9%*	*21.6%*	*21.0%*	*19.5%*	*13.6%*	*19.5%*
Operating earnings (loss)	$ 30.3	$ 45.2	$ 17.8	$ (12.3)	$ (6.1)	$ 4.3	$ 5.5	$ 7.8	$ 11.0	$ 7.0
Other income, net	(0.1)	(0.2)	—	(0.1)	—	(0.2)	—	(0.2)	(0.1)	(0.1)
Earnings (loss) before interest and income taxes	$ 30.4	$ 45.4	$ 17.8	$ (12.2)	$ (6.1)	$ 4.5	$ 5.5	$ 8.0	$ 11.1	$ 7.1
Stock-based compensation expense	3.1	2.2	2.2	2.8	3.4	0.8	0.3	0.2	0.2	0.1
Intangibles amortization expense	2.8	2.6	2.7	2.7	2.6	0.5	0.6	0.6	0.5	0.7
Impairment charges	—	—	7.6	—	—	—	—	—	—	—
Restructuring charges	0.2	(0.5)	—	6.9	4.1	—	—	0.1	—	—
Production transfer costs	—	—	—	—	—	—	0.1	—	—	0.1
Other	0.4	0.4	0.4	—	—	—	—	—	—	—
Adjusted earnings before interest and income taxes	$ 36.9	$ 50.1	$ 30.7	$ 0.2	$ 4.0	$ 5.8	$ 6.5	$ 8.9	$ 11.8	$ 8.0
Adjusted earnings before interest and income taxes as % of revenues	*22.6%*	*24.8%*	*18.6%*	*0.2%*	*3.3%*	*15.3%*	*15.7%*	*21.7%*	*24.7%*	*18.6%*

knowles

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Reconciliation of Segment EBIT to Consolidated Net Earnings Audio / Precision Devices (Cont. Ops.; in $ millions) Quarter Ended March 31, December 31, September 30, June 30, March 31, 2021 2020 2020 2020 2020 Earnings (loss) before interest and income taxes Audio $ 30.4 $ 45.4 $ 17.8 $ (12.2) $ (6.1) Precision Devices 4.5 5.5 8.0 11.1 7.1 Total segments 34.9 50.9 25.8 (1.1) 1.0 Corporate expense / other 15.7 14.6 13.2 13.2 7.9 Interest expense, net 4.0 3.9 4.7 4.1 3.7 Earnings (loss) before income taxes 15.2 32.4 7.9 (18.4) (10.6) Provision for income taxes 2.7 2.8 2.3 1.1 2.2 Net earnings (loss) $ 12.5 $ 29.6 $ 5.6 $ (19.5) $ (12.8) 6

Free Cash Flow Free Cash Flow (in $ millions) Q1FY21 Cash flow provided by operating activities $ 39.7 Less: Capital expenditures (5.2) Free cash flow $ 34.5 7